Exhibit 9.01.3

BITZIO, INC.
(FKA Rocky Mountain Fudge, Inc.)
Proforma Consolidated Balance Sheet
December 31, 2010

ASSETS
						Adjusted
	Bitzio	Bitzio	Combined	Pro Forma		ProForma
	Inc.	LLC	Totals	Adjustments	REF	Totals

CURRENT ASSETS

Cash	$18,068	$-	$18,068	$-		$18,068
Accounts receivable, net	-	-	-	-		-
Inventory	-	-	-	-		-
Prepaid expenses	108	-	108	-		108
Inventory	-	722	722	-		722
Total Current Assets	18,176	722	18,898	-		18,898

PROPERTY AND EQUIPMENT, net	1,706	-	1,706	-		1,706

OTHER ASSETS

Customer lists	-	-	-	2,350,000	[1]	2,350,000
Deposits	-	-	-	-		-
Total Other Assets	-	-	-	2,350,000		2,350,000

TOTAL ASSETS	$19,882	$722	$20,604	$2,350,000		$2,370,604

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$146	$899	$1,045	$-		$1,045
Related party payable	392	-	392	-		392
Loans and notes payable	-	-	-	-		-
Total Current Liabilities	538	899	1,437	-		1,437

LONG TERM LIABILITIES
Loans and notes payable-related parties	-	-	-	-		-
Loans and notes payable	-	-	-	-		-
Long term liabilities	-	-	-	-		-

TOTAL LIABILITIES	538	899	1,437	-		1,437

STOCKHOLDERS' EQUITY

Preferred stock	-	-	-	-		-
Common stock	8,250	-	8,250	5,000	[1]	13,250
				-	[1]	-
Additional paid-in capital	233,200	3,402	236,602	2,345,000	[1]	2,578,023
				(3,579)	[2]	-
	-	-	-	-		-
Retained earnings (deficit)	(222,106)	(3,579)	(225,685)	3,579	[2]	(222,106)
Total Stockholders' Equity	19,344	(177)	19,167	2,350,000		2,369,167

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$19,882	$722	$20,604	$2,350,000		$2,370,604
[1]	Record purchase of Bitzio LLC for 5,000,000 shares of common stock at $0.47 per share
[2]	Eliminate deficit of subsidiary

BITZIO, INC.
(FKA Rocky Mountain Fudge, Inc.)
Proforma Consolidated Statements of Operations
For the Year Ended December 31, 2010

						Pro-Forma
						Adjusted
	Bitzio	Bitzio	Combined	Pro Forma		Combined
	Inc.	LLC	Totals	Adjustments	REF	Totals
REVENUES	$-	$848	$848	$-		$848
COST OF SALES	-	-	-	-		-

GROSS PROFIT	-	848	848	-		848

OPERATING EXPENSES

General and administrative	37,226	4,427	41,653	-		41,653
Depreciation expense	341	-	341	-		341

Total Costs and Expenses	37,567	4,427	41,994	-		41,994

OPERATING LOSS	(37,567)	(3,579)	(41,146)	-		(41,146)

OTHER INCOME (EXPENSE)

Interest expense	(645)	-	(645)	-		(645)

Total Other Income (Expense)	(645)	-	(645)	-		(645)

LOSS BEFORE INCOME TAXES	(38,212)	(3,579)	(41,791)	-		(41,791)
PROVISION FOR INCOME TAXES	-	-	-	-		-

NET LOSS	$(38,212)	$(3,579)	$(41,791)	$-		$(41,791)

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